Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Third-Quarter 2006 Results
          ARLINGTON, Va., November 7, 2006—Interstate Hotels & Resorts (NYSE: IHR), one of the nation’s largest independent hotel management companies, today reported record operating results for the third quarter ended September 30, 2006. The company’s performance for the third quarter and first nine months of 2006 includes the following (in millions, except per share amounts):

	Third Quarter		Year-to-Date
	2006	2005	2006	2005
Total revenue (1)	$80.9	$55.2	$200.1	$155.5
Net income	15.2	5.4	19.0	5.7
Diluted earnings per share	0.48	0.17	0.60	0.18
Adjusted EBITDA(2)	25.2	7.7	47.8	18.9
Adjusted net income(2)	13.4	2.4	22.7	4.1
Adjusted diluted EPS (2)	0.42	0.08	0.72	0.13

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliations to net income later in this press release.
          The third quarter operating results include $17.0 million of termination fees, the majority of which were earned from the Blackstone Group. This includes $15.1 million of one-time termination fees resulting from an agreement to remove all remaining contingencies related to
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the unpaid termination fees for hotels where Blackstone terminated its management agreement with Interstate on or before October 1, 2006. Of the $15.1 million in one-time termination fees, $14.5 million was paid in the fourth quarter, the majority of which was in conjunction with the purchase of the Hilton in Arlington, Texas in October 2006. Excluding $14.5 million of the termination fees from the operating results, which were not anticipated to be recognized in the quarter, Adjusted EBITDA would have been $10.7 million, which exceeds the high end of the company’s previously issued earnings guidance by $0.7 million. Adjusted Net Income and Adjusted diluted EPS would have been $4.5 million and $0.14 per share, respectively, or $0.7 million and $0.02 per share, respectively, above the high end of earnings guidance.
          The statement of operations also includes the following non-recurring and special charges:
•	A $4.5 million gain related to the sale and subsequent reinvestment of the joint venture interest in the Sawgrass Marriott Resort and Spa, which has been recorded in the equity in earnings of affiliates line;

•	A $2.0 million loss from asset impairments and other write-offs, primarily related to the termination of 13 management contracts by Sunstone Hospitality and the termination of three management contracts by The Blackstone Group.
These two items are classified as non-recurring and have been excluded from Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS.
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Hotel Operating Results
          Same-store RevPAR for all managed hotels in the third quarter of 2006 increased 7.3 percent to $90.07. Average daily rate (ADR) advanced 6.9 percent to $118.92, and occupancy increased 0.3 percent to 75.7 percent.
          Same-store RevPAR for all full-service managed hotels increased 7.3 percent to $94.18, ADR rose 6.7 percent to $124.78, and occupancy improved 0.7 percent to 75.5 percent.
          Same-store RevPAR for all select-service managed hotels increased 7.1 percent to $75.37, reflecting a 7.7 percent gain in ADR to $98.31 and a 0.5 percent decline in occupancy to 76.7 percent.
          “We had a tremendous quarter, reporting strong results at our managed properties, double-digit RevPAR gains at our owned hotels and another excellent quarter at our BridgeStreet corporate housing division,” said Thomas F. Hewitt, chief executive officer.
          RevPAR increased 25 percent in the third quarter for the company’s three wholly owned hotels: the Hilton Concord (Calif.), the Hilton Durham (N.C.), and the Baton Rouge Hilton Garden Inn (LA). EBITDA from the company’s owned hotels was $1.9 million for the third quarter and $4.9 million for the nine months ended September 30, 2006, as illustrated below (in millions):
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	Third Quarter		Year-to-Date
Owned Hotels	2006	2005	2006	2005
Net Income	$0.8	$0.2	$2.3	$0.3
Interest Expense	0.5	0.3	1.1	0.9
Depreciation and Amortization	0.6	0.4	1.5	0.8

EBITDA	$1.9	$0.9	$4.9	$2.0

          “The strong performance of our wholly-owned properties underscores our ability to source sound investment opportunities,” Hewitt said. “We continued to execute on our strategy by acquiring our fourth wholly-owned property, the Hilton in Arlington, Texas, in October 2006.
          “This acquisition was a very unique transaction that allowed us to use management termination fees as currency and acquire, at a very competitive price, a great property that we already managed,” Hewitt said. “The property has enjoyed significant RevPAR gains for the past two years, and also has a great combination of both business and leisure demand generators, including a growing number of corporate offices in the area and a new football stadium for the Dallas Cowboys currently being developed.”
          The company continued to diversify its revenue streams with increased real estate ownership through joint venture investments. The Sawgrass Marriott Resort & Spa, of which the company had a 10 percent joint venture interest, was sold in July 2006. The company has received $15.3 million from the sale and has reinvested $9.3 million for a 10 percent preferred equity interest in the new joint venture that owns the hotel. “Not only did we participate in the appreciation of the Sawgrass Marriott Resort & Spa upon its sale, we were also able to secure a long-term management contract with our reinvestment in the property,” Hewitt noted. The
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company recognized a $4.5 million gain related to this transaction in the 2006 third quarter and expects to recognize $9.3 million of income as the company receives distributions of unrecovered capital from its investment. In addition, the company will record earnings on its 10 percent preferred interest in the new joint venture.
          “We also have increased our focus on management opportunities in Europe, signing two important contracts during the second half of the year,” Hewitt added. “We executed a long-term contract to manage the landmark, 275-room Hilton Moscow Leningradskaya in Moscow beginning in 2007 after a complete renovation. This is our fourth property in that city. In addition, earlier in the quarter we were selected to manage our first property in Ireland, the Hotel Rath. We are one of the few hotel management companies with global expertise and a growing international portfolio, which also includes an under-construction Marriott hotel in Ghent, Belgium, that is expected to open in 2007. With these additions, the company now has six hotels under management in Europe.
          “Combined with our BridgeStreet corporate housing division, which has an international presence, we have a solid grasp of the European lodging market. We see additional opportunities in first-class, full-service hotels, those affiliated with top-quality brands like Marriott, Starwood, Intercontinental and Hilton, as well as independent hotels and resorts in this market,” said Hewitt.
BridgeStreet Division
          “BridgeStreet continues to perform at high levels, with the London, Chicago and New York markets leading the way,” Hewitt said. “They also achieved a couple of important
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landmarks in the third period: they entered the northern New Jersey market, an area that includes more than 50 Fortune 1,000 companies and more than 10 million square feet of office space; and they were named the exclusive corporate housing manager for a new, luxury condominium building in New York City’s Times Square, marking their entry into that city’s high-end, luxury apartment sector.
          “We see continued growth opportunities for BridgeStreet in major U.S. markets and a growing number of international markets. We plan to continue our expansion through partnerships with top local and regional providers of corporate housing who share our deep commitment to exceeding client and guest expectations and through acquisitions in key locations around the globe.”
Balance Sheet
          On September 30, 2006, Interstate had:
•	Total cash of $12.3 million.

•	Total debt of $71.3 million, consisting of $52.3 million of senior debt and $19 million of non-recourse mortgage debt.
          During the nine months ended September 30, 2006, the company generated $30.5 million of cash flow from operations. “Utilizing our operating cash flow and proceeds of $15.3 million from the sale of the Sawgrass Marriott Resort and Spa, we were able to acquire an ownership interest in 10 hotels for $29.6 million and pay down $13.8 million of senior debt,” said Bruce Riggins, chief financial officer. “We continue to maintain a prudently leveraged balance sheet and have approximately $45 million under our line of credit to respond to available business
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opportunities.” In addition to the third quarter transactions, subsequent to the end of the quarter, the company closed on mortgage debt of $24.7 million as part of the acquisition of the Hilton in Arlington, Texas.
Outlook and Guidance
          “Based on the positive trends we continue to see in business and leisure travel we remain optimistic about the hotel industry outlook for 2007 and beyond,” Hewitt said. “We are confident that our strategy of diversifying our earnings base through increased real estate ownership, combined with our core management business, will enable us to produce strong returns for our shareholders.”
          The company provides the following guidance for the fourth-quarter and full-year 2006:
•	RevPAR, on a same-store basis, is expected to increase 6.5 to 7.5 percent in the fourth quarter and 8.7 to 9.7 percent for the full year;

•	Net income of $7.1 million to $8.3 million in the fourth quarter and $26.0 million to $27.2 million for the full year;

•	Diluted earnings per share of $0.22 to $0.26 for the fourth quarter and $0.82 to $0.86 for the full year;

•	Adjusted net income of $7.1 million to $8.3 million in the fourth quarter and $29.8 million to $31.0 million for the full year;

•	Adjusted diluted earnings per share of $0.22 to $0.26 for the fourth quarter and $0.94 to $0.98 for the full year;

•	Adjusted EBITDA of $16.0 million to $18.0 million for the fourth quarter and $63.8 million to $65.8 million for the full year.
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          Interstate will hold a conference call to discuss its third-quarter results today, November 7, at 11 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Third-Quarter Conference Call. A replay of the conference call will be available until midnight on Tuesday, November 14, 2006, by dialing (800) 405-2236, reference number 11073214, and an archived webcast of the conference call will be posted on the company’s Web site through December 7, 2006.
          As of September 30, Interstate Hotels & Resorts operated 233 hospitality properties with more than 52,000 rooms in 40 states, the District of Columbia, Canada, and Russia. BridgeStreet Worldwide, an Interstate Hotels & Resorts subsidiary, is one of the world’s largest corporate housing providers. BridgeStreet and its network of Global Partners offer approximately 10,000 corporate apartments located in more than 100 MSAs throughout the United States and internationally . For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
          Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA,
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Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
          A significant portion of our non-current assets consists of intangible and long lived assets, which includes the cost of our three owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, equity in earnings (losses) of affiliates, gains and losses on asset dispositions and other investments, and
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other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.
          Similarly, we define Adjusted net income and Adjusted diluted EPS as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and
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other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
          This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking, although not all forward-looking statements will contain such words. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, changes in business and leisure travel patterns or levels, fuel cost, economic conditions generally and the hotel and real estate markets specifically, international and geopolitical instability, health concerns, threatened or actual terrorist attacks, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, changes in supply and demand for lodging facilities in our current and proposed market areas, and the Company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2005.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ending September 30,		Nine Months Ending September 30,
	2006	2005	2006	2005
Revenue:
Lodging	$7,154	$3,376	$18,609	$8,482
Management fees	14,066	14,374	46,416	42,570
Termination fees (1)	16,995	1,413	24,891	4,161
Corporate housing	40,014	33,267	101,066	91,792
Other	2,688	2,806	9,117	8,541

	80,917	55,236	200,099	155,546
Other revenue from managed properties	202,780	241,710	645,553	665,450

Total revenue	283,697	296,946	845,652	820,996

Operating expenses by department:
Lodging	5,210	2,487	13,670	6,491
Corporate housing	30,896	25,894	80,079	73,923
Undistributed operating expenses:
Administrative and general	19,594	19,317	58,553	56,961
Depreciation and amortization	1,922	2,474	5,908	6,830
Restructuring and severance	—	—	—	2,043
Asset impairments and write-offs (2)	2,024	1,046	10,666	2,957

	59,646	51,218	168,876	149,205

Other expenses from managed properties	202,780	241,710	645,553	665,450

Total operating expenses	262,426	292,928	814,429	814,655

OPERATING INCOME	21,271	4,018	31,223	6,341

Interest income	514	360	1,445	863
Interest expense (3)	(2,199)	(1,965)	(6,240)	(8,218)
Equity in earnings (losses) of affiliates	4,745	(381)	4,311	2,811
Gain on sale of investments and extinguishment of debt	—	4,326	—	4,711

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	24,331	6,358	30,739	6,508

Income tax expense	(9,011)	(2,585)	(11,615)	(2,647)
Minority interest expense	(122)	(38)	(171)	(49)

INCOME FROM CONTINUING OPERATIONS	15,198	3,735	18,953	3,812
Income from discontinued operations, net of tax (5)	—	1,656	—	1,898

NET INCOME	$15,198	$5,391	$18,953	$5,710

BASIC EARNINGS PER SHARE:
Continuing operations	$0.48	$0.12	$0.61	$0.13
Discontinued operations	—	0.06	—	0.06

Basic earnings per share	$0.48	$0.18	$0.61	$0.19

DILUTIVE EARNINGS PER SHARE:
Continuing operations	$0.48	$0.12	$0.60	$0.12
Discontinued operations	—	0.05	—	0.06

Dilutive earnings per share	$0.48	$0.17	$0.60	$0.18

Weighted average shares outstanding (in thousands):
Basic	31,368	30,539	30,983	30,503
Diluted (6)	31,752	30,805	31,419	30,789

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics (7)
(Unaudited)

	Three Months Ending September 30,			Nine Months Ending September 30,
	2006	2005	% change	2006	2005	% change
Managed Hotels-Hotel Level Operating Statistics:

Full-service hotels:
Occupancy	75.5%	75.0%	0.7%	74.1%	72.3%	2.5%
ADR	$124.78	$116.97	6.7%	$125.12	$116.77	7.2%
RevPAR	$94.18	$87.75	7.3%	$92.70	$84.37	9.9%

Select-service hotels:
Occupancy	76.7%	77.1%	(0.5)%	74.1%	73.0%	1.5%
ADR	$98.31	$91.26	7.7%	$96.95	$89.61	8.2%
RevPAR	$75.37	$70.37	7.1%	$71.79	$65.45	9.7%

Total:
Occupancy	75.7%	75.5%	0.3%	74.1%	72.4%	2.3%
ADR	$118.92	$111.22	6.9%	$118.96	$110.78	7.4%
RevPAR	$90.07	$83.95	7.3%	$88.12	$80.23	9.8%

Owned Hotels-Hotel Level Operating Statistics: (8)

Occupancy	74.6%	66.2%	12.7%	72.1%	62.0%	16.3%
ADR	$107.40	$96.87	10.9%	$111.78	$100.24	11.5%
RevPAR	$80.10	$64.14	24.9%	$80.56	$62.10	29.7%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (9)
(Unaudited, in thousands except per share amounts)

	Three Months Ending September 30,		Nine Months Ending September 30,
	2006	2005	2006	2005
Net income	$15,198	$5,391	$18,953	$5,710
Adjustments:
Depreciation and amortization	1,922	2,474	5,908	6,830
Interest expense, net	1,685	1,605	4,795	7,355
Discontinued operations, net (5)	—	1,151	—	1,475
Income tax expense	9,011	2,585	11,615	2,647

EBITDA	27,816	13,206	41,271	24,017
Restructuring and severance	—	—	—	2,043
Asset impairments and write-offs (2)	2,024	1,046	10,666	2,957
Gain on sale of investments and extinguishment of debt (4)	—	(6,931)	—	(7,316)
Equity in (earnings) losses of affiliates	(4,745)	381	(4,311)	(2,811)
Minority interest expense	122	38	171	49

Adjusted EBITDA	$25,217	$7,740	$47,797	$18,939

	Three Months Ending September 30,		Nine Months Ending September 30,
	2006	2005	2006	2005
Net income	$15,198	$5,391	$18,953	$5,710
Adjustments:
Restructuring and severance	—	—	—	2,043
Asset impairments and write-offs (2)	2,024	1,046	10,666	2,957
Gain on sale of investments and extinguishment of debt (4)	—	(6,931)	—	(7,316)
Deferred financing costs write-off (3)	—	—	—	1,847
Equity interest in the gain on sale of joint venture properties (10)	(4,499)	—	(4,499)	(3,807)
Equity in the write-off of deferred financing costs (11)	—	—	—	295
Minority interest	(53)	33	(124)	24
Income tax rate adjustment (12)	772	2,819	(2,297)	2,365

Adjusted net income	$13,442	$2,358	$22,699	$4,118

Adjusted diluted earnings per share	$0.42	$0.08	$0.72	$0.13

Weighted average number of diluted shares outstanding (in thousands) (6):	31,752	30,805	31,419	30,789

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (9), (13)
(Unaudited, in thousands except for share amounts)

	Forecast
	Three months ending	Year ending
	December 31, 2006	December 31, 2006
Net income	$7,700	$26,600
Adjustments:
Depreciation and amortization	2,300	8,200
Interest expense, net	2,000	6,800
Income tax expense	4,800	16,400

EBITDA	16,800	58,000
Asset impairments and write-offs (2)	—	10,700
Equity in (earnings) losses of affiliates	100	(4,200)
Minority interest expense	100	300

Adjusted EBITDA	$17,000	$64,800

	Forecast
	Three months ending	Year ending
	December 31, 2006	December 31, 2006
Net income	$7,700	$26,600
Adjustments:
Asset impairments and write-offs (2)	—	10,700
Equity interest in the gain on sale of joint venture properties (10)	—	(4,500)
Minority Interest adjustment	—	(100)
Income tax rate adjustment (12)	—	(2,300)

Adjusted net income	$7,700	$30,400

Adjusted diluted earnings per share (6)	$0.24	$0.96

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited, in thousands)

(1)	In September 2006, we recognized $15,050 of one-time termination fees through an agreement removing all remaining contingencies related to the unpaid termination fees for hotels where Blackstone terminated its management agreement with the company on or before October 1, 2006.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For 2005, interest expense includes $1,847 of deferred financing fees expensed in the first quarter in connection with the refinancing of our senior secured credit facility.

(4)	In the first quarter of 2005, we recognized a gain of $385 from the exercise of stock warrants for stock in an unaffiliated company. In the third quarter of 2005, we recognized a gain of $4,326 on the extinguishment of the remaining principal and accrued interest on a non-recourse promissory note and a gain of $2,605 on the sale of the Pittsburgh Residence Inn by Marriott (this gain is recorded in discontinued operations on our statement of operations).

(5)	In September 2005, we completed the sale of the Pittsburgh Airport Residence Inn by Marriott. Accordingly, we have presented its operations as discontinued operations for the periods presented. In addition, the calculation of EBITDA reflects the elimination of interest expense, depreciation and amortization, gain on sale of investment, and income taxes related to those discontinued operations.

(6)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(7)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being reported. In addition, the operating results of hotels for which we no longer managed as of September 30, 2006 are also not included in same-store hotel results for the periods presented herein. Of the 233 properties that we managed as of September 30, 2006, 217 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(8)	Owned Hotels-Hotel Level Operating Statistics include periods prior to our ownership. Hilton Concord was purchased in February 2005, Hilton Durham was purchased in November 2005, and the Hilton Garden Inn in Baton Rouge was purchased in June 2006. Statistics for these properties are also included in the Managed Hotels-Hotel Level Operating Statistics.

(9)	See discussion of EBITDA, adjusted EBTIDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(10)	In July 2006, we sold our joint venture ownership in Marriott Sawgrass Resort & Spa. We received proceeds of $15,300 and recognized $4,499 as a gain. Using the proceeds from the sale, we reinvested $7,000 in RQB Resort Investors LLC and RQB Development Investors LLC (together, RQB, and the buyer of the Marriott Sawgrass Resort & Spa) for a 10% preferred equity investment. We have contributed an additional $2,300 in the fourth quarter of 2006 for our share of equity for renovations and working capital, bringing our total investment to $9,300 in the new joint venture. In the first quarter of 2005, one of our joint ventures sold the Hilton San Diego Gaslamp hotel and in the second quarter it sold the related retail space. We recognized $4,202 that represents our portion of the gain on the sale. In the second quarter, one of our joint ventures sold the Wyndham Milwaukee, of which our portion of the loss was $395. These amounts have been included in our equity in earnings (losses) of affiliates.

(11)	This amout is included in equity in earnings (losses) of affiliates and represents our portion of deferred financing costs written off in connection with the refinancing of the MIP joint venture’s senior debt.

(12)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 38% as of September 30, 2006 and 28% as of September 30, 2005. The 2005 effective tax rate differs from the effective tax rate reported in our statements of operations by 13%.

(13)	Our outlook reconciliation uses the mid-point of our estimates.